Exhibit 99.4

Execution Version
CONFIDENTIAL

B. Riley Private Shares 2023-2 QP, LLC

c/o B. Riley Private Shares, Inc.
40 South Main, Suite 1800
Memphis, TN 38103

August 6, 2023

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of May 10, 2023 (the “Merger Agreement”), by and among Franchise Group, Inc., a Delaware corporation (the “Company”), Freedom VCM, Inc., a Delaware corporation (the “Parent”), and Freedom VCM Subco, Inc., a Delaware corporation and wholly owned subsidiary of the Parent.  Capitalized terms used in this letter agreement (this “Agreement”) and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

1.        Contribution and Exchange of Rollover Shares.  On the terms and conditions set forth herein and pursuant to the transactions contemplated by Article II of the Merger Agreement, immediately prior to the Effective Time (but with effectiveness at (and subject to the occurrence of) the Effective Time), the stockholder of the Company whose name is set forth on Schedule A hereto (the “Rolling Stockholder”) shall contribute to B. Riley Private Shares 2023-2 QP, LLC (“SPV”), free and clear of any and all Encumbrances (other than Permitted Encumbrances, as defined herein), and SPV shall accept and receive, the issued and outstanding Common Shares set forth opposite the Rolling Stockholder’s name on Schedule A (such Common Shares are sometimes referred to herein as the “Rollover Shares” or the “Covered Shares”), which shall have a rollover value equal to the Per Share Merger Consideration multiplied by the number of Rollover Shares held by the Rolling Stockholder that are so contributed to SPV with effect at the Effective Time (with respect to the Rolling Stockholder, the “Rollover Value” thereof), in exchange for the issuance to the Rolling Stockholder immediately prior to or at the Effective Time (but with effectiveness at (and subject to the occurrence of) the Effective Time), of an interest in the SPV (“SPV Common Units”), equal to its Percentage Interest (as defined in the LLCA (as defined below)) based on a Capital Contribution (as defined in the LLCA) equal to the Rollover Value of the Rolling Stockholder (the “Exchange”).  Immediately following the Exchange and pursuant to a separate written agreement between SPV and Topco, SPV shall contribute the Rollover Shares to Topco in exchange for the number of common units in Topco set forth therein.  The transactions contemplated by this Section 1 are intended to (a) qualify under Section 721 of the U.S. Internal Revenue Code of 1986, as amended, and (b) be treated as transactions that are separate from the taxable sale of shares of common stock of the Company to Parent pursuant to the Merger Agreement.  The parties hereto shall not take a position inconsistent with such treatment in their tax filings (unless otherwise required by a taxing authority pursuant to an audit or other examination), and in the event of an audit or other examination with respect to such treatment, shall consult in good faith with each other concerning its defense.

2.           Contribution Closing.

(a)         The closing of the transactions contemplated by this Agreement (the “Contribution Closing”) shall take place remotely via the electronic exchange of documents and signatures, on the same date as and immediately prior to or at the Effective Time (but with effectiveness at (and subject to the occurrence of) the Effective Time).  The parties hereto acknowledge and agree that, effective upon the Contribution Closing, this Agreement shall constitute the instrument transferring the Rollover Shares and the SPV Common Units, as applicable.

(b)       The consummation of the Exchange with respect to the Rolling Stockholder shall be subject to the satisfaction of the following conditions: (i) the Closing shall occur substantially contemporaneous with or immediately following the Exchange, (ii) with respect to SPV’s obligation to effect the Contribution Closing, (1) the Rolling Stockholder shall have performed in all material respects each of its obligations required to be performed by it under this Agreement at or prior to the Contribution Closing and (2) the Rolling Stockholder’s representations and warranties in this Agreement shall be true and correct in all respects as of the execution of this Agreement and as of the Contribution Closing, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of the Rolling Stockholder to perform of any of its obligations under this Agreement or to consummate the transactions contemplated hereby, and (iii) with respect to the Rolling Stockholder’s obligation to effect the Contribution Closing, (1) SPV shall have performed in all material respects each of its obligations required to be performed by it under this Agreement at or prior to the Contribution Closing and (2) SPV’s representations and warranties in this Agreement shall be true and correct in all respects as of the execution of this Agreement and as of the Contribution Closing, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of SPV to perform of any of its obligations under this Agreement or to consummate the transactions contemplated hereby.

(c)        At the Contribution Closing, (i) the Rollover Stockholder shall deliver or cause to be delivered to (or as directed by) SPV (A) as applicable, (1) for Certificated Rollover Shares, all Certificates representing Rollover Shares being contributed to SPV, duly endorsed in blank or together with duly executed stock powers or (2) for Book-Entry Shares, the applicable documentation needed to transfer such Book-Entry Shares as established in accordance with Section 4.2(b) of the Merger Agreement, in each case, in form and substance reasonably acceptable to SPV, and sufficient to transfer such Rollover Shares to (or as directed by) SPV, (B) a properly completed and duly executed Internal Revenue Service Form W-9 or W-8 (and any required underlying documentation), as applicable, and such other documents as SPV may reasonably request and as are required by applicable law to permit it to properly file information returns with the proper authorities and comply with its tax reporting, withholding, and payment obligations and (C) a duly executed counterpart signature page or joinder to the LLCA and (ii) SPV shall make a book entry to the appropriate schedule of the LLCA or other unit register of SPV and in the books and records of SPV reflecting the SPV Common Units issued to the Rollover Stockholder in accordance with this Agreement.

3.          SPV LLC Agreement.  Notwithstanding anything in this Agreement to the contrary, all SPV Common Units acquired by the Rolling Stockholder pursuant to this Agreement will be subject to the terms and conditions of a Limited Liability Company Agreement, the form of which is attached as Exhibit A hereto (the “LLCA”), it being understood and agreed that the LLCA that is attached as an exhibit hereto may be modified from time to time prior to the Contribution Closing (without limiting or effecting the Rollover Stockholder’s obligations hereunder, including to effect the Exchange at the Contribution Closing); provided, that no such modification shall be effected without the prior written consent of the Rollover Stockholder unless the consent of the Rollover Stockholder would not have been required under the terms of the LLCA that is attached as an exhibit hereto if such modification were to be effected following the Contribution Closing, in which case such modification may be effected without the prior written consent of the Rollover Stockholder.

4.           Additional Agreements.  The Rolling Stockholder acknowledges and agrees that the SPV Common Units to be received by it pursuant to Section 1 of this Agreement shall be in lieu of any portion of the Per Share Merger Consideration the Rolling Stockholder would have otherwise been entitled to receive at the Closing under the Merger Agreement for the Rollover Shares contributed by the Rolling Stockholder.  The Rolling Stockholder shall take such actions as are necessary at the Effective Time to give effect to this Agreement.

5.            Representations and Warranties.

(a)         The Rolling Stockholder represents and warrants to SPV and Topco, as of the execution of this Agreement and as of the Contribution Closing, that:

(i)          the Rolling Stockholder, if an entity, is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has the power and authority to execute and deliver this Agreement and to fulfill and perform the Rolling Stockholder’s obligations hereunder; and the Rolling Stockholder, if an individual, has the power and capacity to execute and deliver this Agreement and to fulfill and perform the Rolling Stockholder’s obligations hereunder.  The execution and delivery by the Rolling Stockholder of this Agreement and the performance by the Rolling Stockholder of its obligations hereunder and the consummation by the Rolling Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of the Rolling Stockholder, and no other action on the part of the Rolling Stockholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(ii)         this Agreement has been duly executed by the Rolling Stockholder and constitutes the valid and legally binding obligation of the Rolling Stockholder, enforceable against the Rolling Stockholder in accordance with its terms, except to the extent of a Bankruptcy and Equity Exception;

(iii)        the Rolling Stockholder (A) is the sole legal owner of the Rollover Shares set forth opposite its name on Schedule A, with good and valid title to the Rollover Shares and the sole and unrestricted power to vote or direct the voting and to dispose or direct the disposition of the Rollover Shares for and on behalf of all legal and beneficial owners of the Rollover Shares, free and clear of any and all Encumbrances and restrictions on transfer, other than Encumbrances (1) arising under the Securities Act of 1933, as amended from time to time, and applicable state securities laws, or (2) created or incurred by, or at the direction of, SPV and Topco , which Encumbrances and restrictions on transfer shall not be breached or violated by or impede or delay the consummation of the transactions contemplated by this Agreement (“Permitted Encumbrances”), and (B) has full and unrestricted power to dispose of all of its Rollover Shares as contemplated by this Agreement.  Upon delivery of the Rolling Stockholder’s Rollover Shares as contemplated herein, the Rolling Stockholder will transfer to SPV good and valuable title to the Rolling Stockholder’s Rollover Shares, free and clear of any and all Encumbrances, other than Permitted Encumbrances;

(iv)         the execution, delivery and performance by the Rolling Stockholder of this Agreement does not, and the consummation by the Rolling Stockholder of the transactions contemplated hereby will not, (A) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice of or the passage of time or both) under its governing documents, any applicable Laws or any contract to which the Rolling Stockholder is a party or which is binding on it, him or her or its, his or her assets, (B) result in the creation of any Encumbrances on any of the assets or properties of the Rolling Stockholder (other than the Rollover Shares) or (C) require any filings, notices, reports, consents, registrations, approvals, permits, orders, declarations, licenses or authorizations to be made or obtained from any Person or any Governmental Entity, other than the Parent Approvals and the Company Approvals, in each case, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of the Rollover Stockholder to perform of any of its obligations under this Agreement or to consummate the transactions contemplated hereby;

(v)        the Rolling Stockholder is an “accredited investor,” as defined in Rule 501(a) under the Securities Act of 1933, as amended from time to time, and no disqualifying events described in Securities and Exchange Commission Rule 506(d)(1)(i)-(viii) of Regulation D of the Securities Act have occurred with respect to the Rolling Stockholder;

(vi)        the Rolling Stockholder possesses such expertise, knowledge and sophistication in financial and business matters generally and is capable of evaluating the merits and risks of acquiring SPV Common Units;

(vii)        the Rolling Stockholder understands that (i) an investment in the SPV Common Units is a speculative investment that involves a high degree of risk, and that the Rolling Stockholder may lose the entire amount of its investment, (ii) the SPV Common Units are illiquid, and the Rolling Stockholder must, and can, bear the economic risk of an investment in the SPV Common Units for an indefinite period of time unless and until the SPV Common Units are subsequently registered under the Securities Act, an exemption from such registration is available or the SPV Common Units are transferred in accordance with the LLCA, (iii) there is no existing public or other market for the SPV Common Units, and there can be no assurance as to when, or whether, any such market will develop, or that the Rolling Stockholder will be able to sell or dispose of the SPV Common Units and (iv) a notation shall be made in the appropriate records of SPV indicating that the SPV Common Units are subject to restrictions on transfer;

(viii)        the Rolling Stockholder has adequate means and can afford to suffer a complete loss of the Rolling Stockholder’s investment in the SPV Common Units;

(ix)        the Rolling Stockholder has had access to all of the information and individuals with respect to the SPV Common Units and the receipt thereof, including, without limitation, information relating to SPV and Topco, and the risks related to any investment therein, that the Rolling Stockholder deems necessary to make a complete evaluation thereof, and the Rolling Stockholder has consulted, to the extent deemed appropriate by the Rolling Stockholder, with the Rolling Stockholder’s own advisers as to the financial, tax, legal and related matters concerning an investment in the SPV Common Units and on that basis understands the financial, tax, legal and related consequences of an investment in the SPV Common Units;

(x)         the Rolling Stockholder is acquiring the SPV Common Units to be acquired by the Rolling Stockholder hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act of 1933, as amended from time to time;

(xi)         neither SPV nor Topco shall have any liability of any kind in respect of any brokerage or finders’ fees, agents’ commissions or other similar payment to any broker, finder, agent or like party retained by or on behalf of the Rollover Stockholder; and

(xii)       as of the date of this Agreement, there are no Proceedings against or, to the Rollover Stockholder’s knowledge, threatened in writing against, the Rollover Stockholder which would, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of the Rollover Stockholder to perform of any of its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b)          The Rolling Stockholder covenants and agrees that from and after the date hereof and until the Closing, the Rolling Stockholder shall not knowingly take or omit to take any action that would cause any of the representations and warranties in Section 5(a) to become untrue or inaccurate in any respect.

(c)          Each of SPV and Topco represents and warrants, as of the execution of this Agreement and as of the Contribution Closing, to the Rolling Stockholder that (it being understood that (x) SPV makes no representations and warranties as to Topco, and Topco makes no representations and warranties as to SPV, and (y) without limiting the foregoing, the representations and warranties set forth in the immediately following clauses (iii) and (v) are made only by SPV and not Topco):

(i)          it is a limited liability company duly organized, validly existing and in good standing under the laws of state of Delaware and has the limited liability company power and authority to execute and deliver this Agreement and to fulfill and perform its obligations hereunder.  The execution and delivery by SPV and Topco of this Agreement and the performance by SPV and Topco of its obligations hereunder and the consummation by SPV and Topco of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of SPV and Topco, as applicable, and no other action on the part of SPV or Topco, as applicable, is necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(ii)          this Agreement has been duly executed by SPV and Topco and constitutes the valid and legally binding obligation of SPV and Topco, enforceable against Topco in accordance with its terms, except to the extent of a Bankruptcy and Equity Exception;

(iii)        when issued in compliance with the provisions of this Agreement and the LLCA, as applicable, the SPV Common Units will be validly issued and will be free of any Encumbrances, other than (1) those restrictions on transfer created by any state or federal securities laws, (2) restrictions under the LLCA or any of SPV’s other governing documents, or (3) those Encumbrances created or incurred by, or at the direction of, the Rolling Stockholder;

(iv)        the execution, delivery and performance by each of SPV and Topco of this Agreement does not, and the consummation by each of SPV and Topco of the transactions contemplated hereby will not, (A) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice of or the passage of time or both) under its governing documents, any applicable Laws or any contract to which SPV or Topco, as applicable, is a party or which is binding on it or its assets, (B) result in the creation of any Encumbrances on any of the assets or properties of SPV or Topco, as applicable, or (C) require any filings, notices, reports, consents, registrations, approvals, permits, orders, declarations, licenses or authorizations to be made or obtained from any Person or any Governmental Entity, other than the Parent Approvals and the Company Approvals, in each case, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of SPV or Topco, as applicable, to perform of any of its obligations under this Agreement or to consummate the transactions contemplated hereby; and

(v)       at the Effective Time, the SPV Common Units will be issued by SPV in compliance with applicable securities laws or exemptions therefrom (assuming the accuracy of the representations and warranties made by the Rolling Stockholder in Section 5(a) hereof) and in compliance with the provisions of the LLCA.

6.          No Transfer of Covered Shares; Permitted Transfers.  During the term of this Agreement, the Rollover Stockholder agrees not to Transfer or cause or permit the Transfer of, directly or indirectly, any of the Rollover Stockholder’s Covered Shares. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 6 shall be null and void and of no effect whatsoever.  For purposes hereof, “Transfer” means (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement); (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares; or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b).

7.          Agreement to Vote the Covered Shares.

(a)          During the term of this Agreement, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of the Company’s stockholders by written consent with respect to any of the following matters, the Rollover Stockholder irrevocably and unconditionally agrees to cause to be present in person or represented by proxy and to vote (including via proxy) all of the Rollover Stockholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of the Rollover Stockholder’s Covered Shares) (a) in favor of any proposal to approve the adoption of the Merger Agreement and approve the Merger; (b) in favor of any proposal to postpone, recess or adjourn a meeting at which there is a proposal for stockholders of the Company to approve the adoption of the Merger Agreement to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement or if there are not sufficient Common Shares present in person or represented by proxy at such meeting to constitute a quorum; (c) in favor of any proposal to facilitate the Merger and the transactions contemplated by the Merger Agreement; and (d) against (i) any amendment or modification of the Company’s Organizational Documents, any reorganization, recapitalization, sale of all or substantially all of the assets, liquidation or winding up of, or any other extraordinary transaction involving, the Company or any of its Subsidiaries or any other action or agreement that is intended or would, or would reasonably be expected to result in any of the conditions to the Company’s obligations set forth in Article VIII under the Merger Agreement not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Rollover Stockholder contained in this Agreement and (ii) any Acquisition Proposal or any action intended to or that would, or would reasonably be likely to facilitate an Acquisition Proposal or Alternative Acquisition Agreement, or any agreement, transaction or other matter that is intended to, would, or would reasonably be expected to, impede, postpone, materially adversely affect or interfere with the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

(b)        During the term of this Agreement, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), the Rollover Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum. Any vote required to be cast hereunder shall be cast in accordance with all applicable procedures so as to ensure that it is duly counted for purposes of establishing a quorum and for purposes of recording the results of that vote.

(c)          The Rollover Stockholder hereby revokes (and agrees to cause to be revoked and to promptly communicate in writing notice of such revocation to the relevant proxy holder) any proxies that the Rollover Stockholder has heretofore granted with respect to the Covered Shares. The Rollover Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), promptly upon receipt (but in any event no later than two (2) Business Days thereafter), any proxy card or voting instructions it or the Rollover Stockholder receives that is sent to stockholders of the Company soliciting proxies with respect to any matters described in this Section 7, which shall be voted in the manner described in this Section 7 (with Topco to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).

(d)       The Rollover Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, the Rollover Stockholder (a) has not entered into, and shall not enter into at any time prior to the Contribution Closing, any voting agreement or voting trust with respect to any Covered Shares, except to the extent permitted hereunder and (b) has not granted, and shall not grant at any time prior to the Contribution Closing, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with the Rollover Stockholder’s obligations pursuant to this Agreement.

8.        Acquisitions of Common Shares. Prior to the Contribution Closing, in the event that the Rollover Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Common Shares or other voting securities with respect to the Company, such Common Shares or voting securities shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Common Shares held by such Stockholder set forth on Schedule A hereto will be deemed amended accordingly and such Common Shares or voting securities shall automatically become subject to the terms of this Agreement. The Rollover Stockholder shall promptly notify SPV and Topco of any such event.

9.          Miscellaneous.

(a)          Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(i)          This Agreement and all Proceedings against any other parties hereto in connection with, arising out of or otherwise relating to this Agreement, shall be interpreted, construed, governed by, and enforced in accordance with, the Laws of the state of Delaware, including, its statutes of limitations, without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

(ii)        Each of the parties hereto agrees that: (A) it shall bring any Proceeding against any other party hereto in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (B) solely in connection with such Proceedings, (1) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (2) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (3) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (4) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9(e) or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (5) it shall not assert as a defense any matter or claim waived by this Section 9(a) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(iii)        Each party hereto acknowledges and agrees that any Proceeding against any other party hereto which may be connected with, arise out of or otherwise relate to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement is expected to involve complicated and difficult issues, and therefore each party hereto irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any such Proceeding.  Each party hereto hereby acknowledges and certifies that (i) no Representative of the other parties hereto has represented, expressly or otherwise, that such other parties hereto would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily and (iv) it has been induced to enter into this Agreement, the instruments or other documents delivered pursuant to this Agreement and the transactions contemplated by this Agreement by, among other things, the mutual waivers, acknowledgments and certifications set forth in this Section 9(a).

(b)          Complete Agreement.  This Agreement (and any other agreements entered into between SPV and Topco to effect the contribution of the Rollover Shares to Topco by SPV) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters.

(c)         Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by the Rolling Stockholder, SPV or Topco without the prior written consent of (i) SPV and Topco (in case of an assignment by the Rolling Stockholder), (ii) the Rolling Stockholder and SPV (in case of an assignment by Topco) or (iii) the Rolling Stockholder and Topco (in case of an assignment by SPV).  Any attempted assignment of this Agreement or any of the rights or obligations hereunder other than in accordance with the terms of this Section 9(c) shall be void ab initio.

(d)         Amendment and Waiver.  This Agreement may be amended or any provision of this Agreement may be waived; provided, that (i) any amendment shall be binding only if such amendment is set forth in a writing executed by the Rolling Stockholder, SPV and Topco and (ii) any waiver of any provision of this Agreement shall be effective against the Rolling Stockholder, SPV or Topco only if set forth in a writing executed by the Rolling Stockholder, SPV or Topco, respectively.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

(e)         Notices.  All notices and other communications given or made hereunder by one or more parties hereto to one or more of the other parties hereto shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (New York time) (or otherwise on the next succeeding Business Day) if (i) served by personal delivery or by nationally recognized overnight courier service upon the party hereto or parties hereto for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested or (iii) sent by email; provided, that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after such email by dispatch pursuant to one of the methods described in the foregoing clauses (i) and (ii) of this Section 9(e).  Such communications must be sent to the respective parties hereto at the street addresses or email addresses (as may be amended, supplemented or modified from time to time in writing); (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given in accordance with this Section 9(e) shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver) set forth on the applicable signature pages hereto.

(f)          Severability.  The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

(g)          Counterparts.  This Agreement (i) may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and (ii) shall become effective when each party hereto shall have received one or more counterparts hereof signed by the other party hereto.  An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.

(h)          Specific Performance.  Each of the parties hereto acknowledges and agrees that the rights of each party hereto to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy.  Accordingly, each party hereto agrees that in addition to any other available remedies a party hereto may have in equity or at law, each party hereto shall be entitled to seek to enforce specifically the terms and provisions of this Agreement or to seek an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Section 9(a), in the Chosen Courts, without necessity of posting a bond or other form of security.  In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

(i)          Survival.  The representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and any investigation at any time made by or on behalf of any party hereto.

(j)         No Other Representations.  No party is making any representation or warranty of any kind or nature whatsoever to any other party hereto, oral or written, express or implied, with respect to the transactions contemplated by this Agreement, except those representations expressly made by such party set forth in Section 5 hereof, and each party hereby disclaims any such other representations or warranties with respect to the transactions contemplated by this Agreement.  Without limiting the foregoing, the Rollover Stockholder understands and agrees that, other than the representations and warranties of SPV and Topco set forth in this Agreement, neither SPV, Topco nor any respective Affiliate thereof nor any of their respective officers, directors, representatives, agents, advisors (including financial advisors and placement agents or persons or entities performing similar functions) nor any other person or entity makes any representation or warranty, express or implied, as to the accuracy or completeness of the information provided or to be provided to the Rollover Stockholder by or on behalf of SPV or Topco or any other person or entity or related to the transactions contemplated hereby, the LLCA or any other document or instrument referred to herein, and nothing contained in any other documents or instruments provided or statements made by or on behalf of SPV or Topco or any other person or entity to the Rollover Stockholder is, or shall be relied upon as, a promise or representation by SPV or Topco, any affiliate thereof or any of their respective officers, directors, representatives, agents, advisors (including financial advisors and placement agents or persons or entities performing similar functions) or any other person or entity that any such information is accurate or complete.  Without limiting the foregoing, the Rollover Stockholder acknowledges and agrees that no representations or warranties of any kind have been or will be made with respect to any projections, forecasts, estimates or other information or data made available to the Rollover Stockholder (including in any data room or in any presentation) provided or hereafter provided to the Rollover Stockholder in connection with its consideration of the transactions contemplated hereby, and the Rollover Stockholder agrees that neither SPV or Topco nor any respective Affiliate thereof nor any of their respective officers, directors, representatives, agents, advisors (including financial advisors and placement agents or persons or entities performing similar functions) nor any other person or entity shall have any liability with respect thereto.  For the avoidance of doubt, nothing herein shall limit any representations or warranties made in any other agreement to which such Person is a party.

(k)          Disclosure. If determined to be necessary or advisable by either of SPV or Topco (in the sole discretion of either such entity), the Rollover Stockholder hereby (a) consents to and authorizes the publication and disclosure by SPV, Topco, Parent, Merger Sub and the Company (including in the Proxy Statement and Schedule 13E-3 or any other publicly filed document relating to the Merger or the transactions contemplated by the Merger Agreement) of (i) the Rollover Stockholder’s identity, (ii) the Rollover Stockholder’s beneficial ownership of the Rollover Shares (including the number of Rollover Shares beneficially owned by the Rollover Stockholder), and (iii) the nature of the Rollover Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that SPV or Topco determines to be required in any publicly filed document in connection with the Merger or otherwise with respect to the transactions contemplated by the Merger Agreement and (b) agrees to notify SPV and Topco of any required corrections with respect to any written information supplied by the Rollover Stockholder specifically for use in any such disclosure document as promptly as practicable following the Rollover Stockholder’s knowledge of the necessity of any such required correction.  Notwithstanding the foregoing, prior to SPV’s or Topco’s disclosure of any information contemplated by clauses (a)(i), (a)(ii) and (a)(iii) of the immediately preceding sentence, SPV or Topco, as applicable, shall use commercially reasonable efforts to provide advance written notice to the Rollover Stockholder of such disclosure together with a proposed copy thereof and at least one (1) Business Day to review and comment on such disclosure, which comments SPV or Topco, as applicable, agrees to consider in good faith.  The Rollover Stockholder hereby agrees (A) within ten (10) days of the date of this Agreement (or sooner if required by applicable Law) to make any and all filings with the SEC as required to be made under applicable Law in connection with the matters contemplated by this Agreement (including, if applicable, a Schedule 13D) (“SEC Filings”), (B) in connection with the transactions contemplated by the Agreement (including the Exchange), to use commercially reasonable efforts to cooperate with any other Person required to make one or more SEC Filings, and (C) to promptly provide to such Person any information of the Rollover Stockholder reasonably required to be included in any SEC Filings (and the Rollover Stockholder hereby agrees that any such provided information is hereby authorized to be included in such SEC Filings as is determined by such Person to be reasonably necessary for the accuracy and completeness of its SEC Filing or to otherwise comply with applicable Law).

(l)          Non-Recourse.  Notwithstanding anything in this Agreement to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon or arising out of this Agreement or the transactions contemplated hereby (whether in contract or in tort, in law or in equity or granted by statute) may only be brought against, the Persons that are parties hereto and then only in accordance with and only with respect to the specific obligations set forth herein with respect to such party.  Without limiting the foregoing, this Agreement is solely for the benefit of SPV, Topco and the Rolling Stockholder and is not intended (expressly or impliedly) to confer any benefits on, nor create any rights in favor of any other Person.  Nothing set forth in this Agreement contains or gives, or shall be construed to contain or to give, any Person (other than SPV, Topco and the Rolling Stockholder), including any Person acting in a representative capacity, any remedies under or by reason of, or any rights to enforce or cause Topco or the Rolling Stockholder to enforce, the terms set forth herein, nor shall anything in this Agreement be construed to confer any rights, legal or equitable, in any Person other than SPV, Topco and the Rolling Stockholder.

(m)          Termination.  This Agreement shall terminate and cease to be of any further force and effect upon the valid termination of the Merger Agreement.  The Rolling Stockholder may terminate this Agreement by written notice to SPV and Topco within two (2) Business Days of the occurrence, if any, of any of the following: (i) if any amendment to the Merger Agreement is effective or any waiver of the Company’s rights under the Merger Agreement is granted that (A) diminishes (in any amount) the Per Share Merger Consideration to be received by stockholders of the Company, (B) changes the form of the Per Share Merger Consideration payable to the stockholders of the Company, (C) extends the Outside Date beyond December 25, 2023, or (D) imposes any additional conditions or obligations that would reasonably be expected to prevent or impede the consummation of the Merger by the Outside Date, (ii) the occurrence of a Change of Recommendation by the Special Committee pursuant to the Merger Agreement or (iii) upon the valid termination of the Voting Agreement. Notwithstanding anything in this Section 9(m) to the contrary, the parties hereto shall continue to have liability for breaches of this Agreement occurring prior to any termination of this Agreement.

*          *          *

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter to SPV and Topco, which will constitute our agreement with respect to the matters set forth herein.

Sincerely,

B. RILEY PRIVATE SHARES 2023-2 QP, LLC

By:	/s/ Michael Mullen
	Name:	Michael Mullen
	Title:	Authorized Signer

c/o B. Riley Wealth Private Shares, Inc.
40 South Main, Suite 1800 Memphis, TN 38103
Attention:	Legal
Email:	privateshares@brileywealth.com

FREEDOM VCM HOLDINGS, LLC

By:	/s/ Brian R. Kahn
	Name:	Brian R. Kahn
	Title:	President

c/o Vintage Capital Management, LLC
8529 Southpark Circle, Suite 150 Orlando, Florida 32819
Attention:	Brian Kahn
Email:	bkahn@vintcap.com

[Signature Page to Rollover Commitment Letter]

AGREED AND ACCEPTED
AS OF THE DATE FIRST SET FORTH ABOVE

ROLLING STOCKHOLDER:

/s/ John B. Berding
JOHN B. BERDING

301 E. Fourth Street, Cincinnati OH 45202
Attention:	John B. Berding
Email:	jberding@amfin.com

[Signature Page to Rollover Commitment Letter]

SCHEDULE A

Rolling Stockholder	Company Shares	Rollover Value
John B. Berding	72,455	$2,173,650.00

EXHIBIT A

Form of LLCA